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EXHIBIT 10.13



                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT made as of the 18th day of March 2002.

BETWEEN:

               CELERITEK, INC., a corporation duly organized and validly existing under the laws of California, having its principal office at 3236 Scott Blvd., Santa Clara, California, U.S.A.

               (hereinafter called the "Investor")

AND:

               NEWGEN TELECOM CO., a corporation duly organized and validly subsisting under the laws of the Republic of Korea, having its principal office at 2nd Floor, Duk-Myung Building A Dong, 113-3 Banpo-dong, Seocho-gu, Seoul, Korea

               (hereinafter called the "Company")


WITNESSETH THAT

WHEREAS, the Investor is engaged in the design and manufacture of gallium arsenide semiconductor components and gallium arsenide-based subsystems used in the transmission of voice, video and data over wireless communication networks;

WHEREAS, the Company is engaged in the design of personal cellular handsets used in the CDMA and GSM telecommunication systems.

WHEREAS, the Parties to this Agreement and UBE Electronics, Ltd. ("UBE") entered into a joint venture agreement on December 20, 2001 (the "Joint Venture Agreement") :

WHEREAS, pursuant to and subsequent to the execution of the Joint Venture Agreement,

      1) the Company issued Two Hundred Thirteen Thousand Two hundred (213,200) new shares of Preferred Company Shares having a par value of Five Hundred Korean won (KRW 500) per share and the price per shares of Six Thousand Ninety-Eight Korean Won (KRW 6,098);

      2) The Investor subscribed to and purchased One Hundred Six Thousand and Six Hundred (106,600) Preferred Company Shares for an aggregate consideration of Six Hundred Fifty Million Korean Won (KRW 650,000,000) (hereinafter referred to as "Celeritek's Purchase Price"); and,

      3) UBE subscribed to and purchased One Hundred Six Thousand and Six Hundred (106,600) Preferred Company Shares for an aggregate consideration of Six Hundred Fifty Million Korean Won (KRW 650,000,000) (hereinafter referred to as "UBE's Purchase Price").

WHEREAS, the Parties are now desirous of securing further foreign invested capital for the Company, subject to the terms and conditions set forth herein and in the Joint Venture Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

ARTICLE 1.  DEFINITIONS

1.1 In this Agreement, the following expressions shall, unless the context otherwise requires, have the following meanings:

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        1.1.1  "Business" shall mean the business of the Company from time to time in accordance with the meaning specified in the Recitals above and in Article 3 below.

        1.1.2 "Business Day" shall mean any day on which banking institutions are open for normal business in Seoul, Korea.

        1.1.3 "Class A Preferred Company Shares" shall mean the First Round Preferred Company Shares and the Second Round Preferred Company Shares collectively.

        1.1.4 "Class B Preferred Company Shares" shall mean the Preferred Company Shares issued by the Company to the Investor and UBE on February 26, 2002.

        1.1.5 "Common Company Shares" shall mean any common stock issued or issuable by the Company.

        1.1.6 "Company Shares" shall mean all classes of stock and securities convertible to any class of stock, previously issued, issuable in accordance with the Joint Venture Agreement, this Agreement, or issued at any time in the future by the Company.

        1.1.7  "Execution Date" shall mean the date first above written.

        1.1.8 "First Round Investor Shares" shall mean the Preferred Company Shares issued to the Investors in accordance with the Joint Venture Agreement and, as regarding such Preferred Company Shares, issuable pursuant to any stock split, dividend, recapitalization or any other distribution except for the Class B Preferred Company Shares.

        1.1.9 "Foreign Capital Invested Company" shall mean a company, organized and registered in Korea, in which a non-Korean national or foreign Person has invested capital pursuant to the Foreign Investment Promotion Act of Korea.

        1.1.10 "Governmental Approval" shall mean all consents, approvals, certificates, filings, franchises, licenses, orders, permits, variances or similar authorizations and rights to be obtained from or filed with any Korean Governmental Authority required or necessary for any action of a Party in connection with those contemplated in this Agreement.

        1.1.11 "Governmental Authority" shall mean any national, regional, provincial, local, municipal or other political subdivision thereof, administrative, regulatory, judicial, legislative, executive, police or taxing governmental authority of any nature, including any ministry, agency, bureau, or entity, official, or court having jurisdiction.

        1.1.12 "Law" shall mean any law, rule, regulation, order, ordinance, code, injunction, judgment or decree, or other similar judicial or Governmental Authority pronouncements having compulsive legal effect.

        1.1.13 "Person" shall mean an individual or a corporation, association, partnership, limited liability company, joint venture, joint stock company, organization, business trust or any other entity or organization, including governmental entities or organizations.

        1.1.14 "Preferred Company Shares" shall mean any preferred class of voting stock or securities issued or issuable by the Company that have any preferential rights over Common Company Shares.

        1.1.15 "Second Round Investor Shares" shall mean the Preferred Company Shares issuable to the Investor in accordance with this Agreement and, as regarding such Preferred Company Shares, issuable pursuant to any stock split, dividend, recapitalization or any other distribution except for the Class B Preferred Company Shares.

1.2 Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, the headings in this Agreement have been inserted for convenience of reference only and shall not be used in construing or interpreting this Agreement, and references to "Korea" shall mean the Republic of Korea.

ARTICLE 2.  PURPOSE

The purpose of this Agreement is to agree upon the terms and conditions under which the Company shall receive further capital fund from the Investor with a view to pursuing the Business.

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ARTICLE 3.  THE BUSINESS

The Business of the Company shall be as described and set out in Article 3 of the Joint Venture Agreement.

ARTICLE 4.  RESPONSIBILITIES OF EACH PARTY

4.1 Prior to the Execution Date or simultaneously therewith, the Company shall arrange a report to be filed, on behalf of the Investor with a designated foreign exchange bank in Korea of the Investor's foreign investment in accordance with the Foreign Investment Promotion Act. The Investors shall provide reasonable assistance to the Company in connection with such filing, or any other related requirement, upon the Company's reasonable request.

4.2 The Company shall have the responsibility for obtaining all other Governmental Approvals from time to time and arising out of, or in connection with, the implementation of the Products, the Business and this Venture in the form and substance mutually agreed upon by both Parties.

4.3 Each Party will jointly and individually use their respective commercially reasonable endeavors to ensure that the Company shall comply with Law and continue to maintain and hold all such necessary license(s), approval(s) or permit(s) of any and all relevant Governmental Authorities.

4.4 The Company shall promptly notify the Investor in writing of any registrations or filings required to obtain copyright, trademark, or patents, in their respective names in Korea. The Company shall use commercially reasonable endeavors to assist the Investor in completing such filings or registrations or in obtaining such Government Approvals.

4.5 Each Party shall forthwith, in writing, inform the other Party upon it coming to its attention that an obligation pursuant to this Article 4 has been satisfied or has been refused or rejected by a competent Governmental Authority.

ARTICLE 5.  CAPITAL SUBSCRIPTION

5.1 The Company shall cause to be issued and the Investor shall subscribe to and purchase Five Hundred Twenty-Two Thousand and Six Hundred (522,600) new shares of Preferred Company Shares having a par value of Five Hundred Korean Won (KRW 500) per share (the "Second Round Investor Shares") and at price per share of Four Thousand Nine Hundred and Seventy-Five point One Two Korean Won (KRW 4,975.12), "Original Issue Price" for an aggregate consideration of Two Billion Five Hundred Ninety-Nine Million Nine Hundred Ninety-Seven Thousand Seven Hundred and Twelve Korean Won (KRW 2,599,997,712) (the "Investor's Purchase Price").

        5.1.1 Simultaneously with the execution of this Agreement, the Company shall immediately transfer title to Five Hundred Twenty-Two Thousand and Six Hundred (522,600) shares of the Second Round Investor Shares to the Investor, and in exchange thereof, the Investor shall pay (by wire transfer to an account designated by the Company) Investor's Purchase Price within ten (10) Business Days from the Execution Date.

5.2 In the event of a share transfer or new issue of Company Shares subsequent to the subscriptions contemplated by this Agreement, the transferee or subscriber shall, as a condition precedent to such transfer or subscription, deliver a written undertaking to the Parties hereto, in form and substance acceptable to them, to the effect that the transferee or subscriber shall observe and be bound by all provisions of this Agreement and any agreements related hereto as if such transferee or a subscriber were a Party hereto and/or thereto.

5.3 The Parties shall not pledge, sell, transfer, or otherwise encumber or dispose of all or any Company Shares without the prior written consent of the other Party and unless in accordance with Section 17.1 below; provided, however, that the Investor may transfer its Company Shares to its affiliates or subsidiaries or any other third party which controls the Investor, or is under common control with the Investor, without the requirement to obtain such consent of the Company hereto.

ARTICLE 6.  RIGHTS OF THE INVESTOR

6.1 The Second Round Investor Shares shall have full voting rights pursuant to this Agreement and the Company's articles of incorporation, and shall be evidenced by share certificates in non-bearer form delivered to the Investor by the Company.
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6.2     Dividends. The Investor shall be entitled to receive dividends on the
        Second Round Investor Shares, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Company Shares or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of the Common Company Shares) on the Common Company Shares or any other Company Preferred Shares, but together with and in pari passu with the holders of the First Round Investor Shares and Class B Preferred Company Shares, on a pro rata basis, at the rate of Five Hundred Korean Won (KRW 500 per share per annum (as adjusted to take into account any stock splits, stock dividends, recapitalizations or the like) or, if greater (as determined on a per annum basis and on an as converted basis), an amount equal to that paid on any other outstanding Company Shares, payable when, as, and if declared by the Board. Such dividends shall be cumulative.

6.3     Liquidation Preference.

        6.3.1 In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Second Round Investor Shares shall each be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Company Shares or other Preferred Company Shares by reason of their ownership thereof, an amount per share equal to the sum of Four Thousand Nine Hundred Seventy-Five point One Two Korean Won (KRW 4,975.12) for each outstanding Second Round Investor Share, plus declared but unpaid dividends on such share (subject to adjustment of such fixed Korean Won amount for any stock splits, stock dividends, combinations, recapitalizations or the like), but together with and in pari passu with the holders of the First Round Investor Shares as provided in Article 6.3.1 of the Joint Venture Agreement. If upon the occurrence of such event, the assets and funds thus distributed to the holders of the Class A Preferred Company Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Class A Preferred Company Shares as follows (For purposes of this Article 6, a merger, acquisition or sale of substantially all of the assets of the Company shall be considered liquidation):

               6.3.1.1. Any declared, but unpaid dividend shall be paid to each holders of the Class A Preferred Company Shares on a pro rata basis until each holder of such Preferred A Company Shares has received an aggregate of Five Hundred Korean Won (KRW500) per one Class A Preferred Company Share. If there are remaining assets available in the Company for further distribution after distribution of the dividend in accordance with this
                         Section 6.3.1.1. (the "Available Fund"), they are distributed in accordance with Section 6.3.1.2.

               6.3.1.2. 1) the distribution in respect of a First Round Investor Share shall be equal to the sum of Celeritek's Purchase Price and UBE's Purchase Price divided by the sum of Celeritek' Purchase Price, UBE's Purchase Price and the Investor's Purchase Price, the result of such division multiplied by the amount of the Available Fund and the result of such multiplication divided by the number of the First Round Investor Shares.

                         2) the distribution in respect of a Second Round Investor Shares shall be equal to the Investor's Purchase Price divided by the sum of Celeritek's Purchase Price, UBE' Purchase Price and the Investor's Purchase Price, the result of such division multiplied by the amount of the Available Fund and the result of such multiplication divided by the number of the Second Round Investor Shares.

        6.3.2 Upon the completion of the distribution required by Section 6.3.1 above, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the all of the holders of Preferred Company Shares and Common Company Shares, pro rata, based on the number of shares of Common Company Shares held by each shareholders (assuming full conversion of all such Preferred Company Shares to Common Company Shares) (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

6.4     The Second Round Investor Shares shall not be redeemable.

6.5 Conversion. The Investor shall have the following conversion rights (the "Conversion Rights"):

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        6.5.1  Right to Convert. Each Second Round Investor Share shall be convertible, at the option of the respective holding Investor, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Common Company Shares as is determined by dividing the Original Issue Price by the conversion price applicable to such share, as determined in good faith by the Board, in effect on the date the certificate is surrendered for conversion; provided, however, that such conversion price shall never be greater than the Original Issue Price. The initial conversion price per share for a Second Round Investor Share shall be the Original Issue Price. Conversion price shall be subject to adjustment which shall be effected upon the Board's approval if and to the extent necessary to make a dilution in economic value of the Second Round Investor Shares which may result from stock split, stock dividend.

        6.5.2 Automatic Conversion. The Second Round Investor Shares shall automatically be converted into Common Company Shares immediately upon the earlier of (i) the Company's sale of its Common Company Shares in a firm commitment underwritten public offering pursuant to a registration statement or equivalent thereof filed in accordance with Korean Law or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding Class A Preferred Company Shares.

        6.5.3 Mechanics of Conversion. Before the Investor is entitled to convert any Second Round Investor Shares into Common Company Shares, the Investor shall surrender its share certificates, duly endorsed to the Company, and shall give written notice to the Company of the election. The Company shall, as soon as practicable thereafter, issue and deliver a certificate or certificates for the number of Common Company Shares to which such investor is entitled.

        6.5.4 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Company Shares, the Investor along with other holders of Preferred Company Shares shall thereafter be entitled to receive upon conversion of Preferred Company Shares the number of shares or other securities or property of the Company to which a holder of Common Company Shares deliverable upon conversion would have been entitled on such recapitalization.

        6.5.5 No Fractional Shares. No fractional shares shall be issued upon the conversion of any Second Round Investor Share. In lieu of any fractional shares to which the Investor would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then applicable conversion price.

        6.5.6 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Company Shares, solely for the purpose of effecting the conversion of the Class A Preferred Company Shares and Class B Preferred Company Shares, such number of its Common Company Shares as shall from time to time be sufficient to effect the conversion of all outstanding Second Round Investor Shares.

6.6 Right of First Refusal. The Investor shall have the following rights of first refusal:

        6.6.1 Subject to applicable Law and the Company's articles of incorporation, the Investor shall have rights of first refusal with respect to any new issuance of Company Shares in the same ratio as their respective shareholding ratios at the time of such new issuance. In the event that the Company wishes to undertake a new issuance of Company Shares, the Company shall first give each Investor prior written notice of its intention that describes the type of new Company Shares and the price, terms and conditions upon which the Company proposes to issue the same. The Investor shall have fifteen (15) Business Days from the day of receiving such notice to provide written notice back to the Company of its intent to purchase up to its pro rata share of such new Company Shares.

        6.6.2 In the event the Investor does not exercise such Investor's rights to purchase such new Company Shares, the Company shall have one hundred twenty (120) days to issue or sell such new Company Shares at a price and terms and conditions that are no more favorable than those specified in the Company's notice to the Investor. After the expiration of such 120-day period, the Company shall not thereafter issue or sell such remaining new Company shares without first offering such new Company Shares again to the Investor in accordance with this Section 6.6.

6.7 No Impairment.The Company will not through an reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of

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        any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 6 and in the taking of such action as may be necessary or appropriate in order to protect the conversion rights of the Investor against impairment.

ARTICLE 7.   REPRESENTATIONS AND WARRANTIES

7.1 Each Party warrants and represents to the other party that (i) it is duly organized and in good standing; (ii) it has all necessary corporate power and authority to enter into this Agreement; (iii) it has duly authorized this Agreement by all corporate action necessary for such authorization; (iv) the intended this Agreement does not violate any charter document of such Party or judicial order binding on such Party;
        (v) this Agreement constitutes a valid and legally binding obligation of each Party; and (vi) it has no outstanding commitments or obligations which would impede its ability and right to enter into this Agreement and/or fulfill its obligation hereunder except those which have been disclosed in writing to the other Parties at the time of execution of this Agreement.

7.2 As of the date of this Agreement, the Company has and will have exclusive right, power and authority to issue and transfer the Second Round Investor Shares to the Investor in accordance with the terms of this Agreement.

7.3 The Second Round Investor Shares to which the Investor will subscribe hereunder shall be free and clear of all charges, liens, encumbrances, equities or other adverse or third Person rights, options, claims or interests, and with all rights, benefits, and entitlements as of the Execution Date, including the right to all dividends paid, declared or made with respect thereof. No Company Shares have been authorized or issued, and the Company has not become obligated to authorize or issue (including by reclassification or otherwise), any other equity security (including without limitation any Preferred Company Shares or other preferred security) having any preference or priority over, or ranking senior to, the Second Round Investor Shares with respect to any rights set forth in this Agreement, including but not limited to rights to dividends or other distributions and rights upon liquidation, dissolution or winding-up.

7.4 As of the Execution Date, the paid in capital of the Company is in the amount of One Billion Seven Hundred and Twenty Four Million Three Hundred Thousand Korean Won (KRW 1,724,300,000), and the Company has issued a total of Three Million Seven Hundred and Fifty Six Thousand Two Hundred (3,756,200) Common Company Shares with a par value of Five Hundred Korean Won (KRW 500) per share, and the Company has issued a total of Six Hundred and Ninety Two Thousand Four Hundred (692,400) Preferred Company Shares with a par value of Five Hundred Korean Won (KRW 500) per share.

7.5 There is no order, injunction or decree outstanding and there is no litigation, proceeding or governmental investigation pending or, to the best of the Company's knowledge, threatened against or relating to the Company, its property, businesses or assets which has, or if determined against the Company could have, a material adverse effect on the Company, the Company Shares, this Agreement, or the Investor's title and right to the Second Round Investor Shares.

ARTICLE 8.  CONFIDENTIALITY

Each Party and such Parties' respective employees, directors, consultants, affiliates and subsidiaries shall ensure that any and all proprietary information, trade secrets and all other confidential information regarding the business, assets, customers, processes, and methods of any other Party that it may learn in the course of negotiations for, or carrying out of, this Agreement is treated by it in strict confidence and shall not use for any purpose other than for this Agreement or the Venture or disclose such information, unless such information (i) is required to be disclosed by Law or judicial order, (ii) is required to be disclosed to give effect to this Agreement, (iii) is in good faith independently acquired or developed, or (iv) becomes publicly known or available other than through the fault of the Party seeking to use or disclose such information.

ARTICLE 9.  TERM

This Agreement shall continue in effect so long as any Investor holds any Company Shares unless earlier terminated pursuant to Article 10 below.

ARTICLE 10.  TERMINATION

This Agreement may be terminated upon mutual written consent of the Parties or immediately upon notice in writing of the occurrence of one or more of the following events:

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10.1    by the Investor, if in good faith and exercising reasonable judgment the board of directors of the Investor determines that (i) the responsibilities, policies and objectives of this Agreement, as well as any related agreements, have not been undertaken by the Company in form and substance reasonably acceptable to the Investor within ten (10) Business Days of the Execution Date, (ii) at any time the Company is no longer engaged in the Business, or (iii) within thirty (30) days of the Execution Date the Company has failed to obtain all of the Governmental Approvals required of the Venture;

10.2 by either Party, if the other Party has breached any of its obligations under this Agreement, and if either Party not in breach hereof has provided notification, in writing, to the breaching Party of its obligation to remedy such breach, and the breaching Party fails to remedy such breach to the reasonable satisfaction of either Party within thirty (30) Business Days from the date it received such written notice;

10.3 by either Party, if the other Party shall be or becomes incapable for a period of sixty (60) Business Days of performing any of its obligations under this Agreement subject to the terms of Article 14;

10.4 by either Party, if (i) the other Party enters into dissolution, liquidation, bankruptcy, reorganization or compulsory composition; (ii) creditors of the other Party file for the other Party's dissolution, liquidation, bankruptcy, reorganization or compulsory composition; (iii) creditors of the other Party have taken over the Company's management;
        (iv) relevant financial institutions have suspended the other Party's clearing house privileges; or (v) any material or significant part of the other Party's undertaking, property or assets is expropriated or confiscated by action of any government;

10.5 by the Investor, if Jay (Jongweon) Hong is no longer an employee of the Company for any reason within three (3) years after the Execution Date of the Joint Venture Agreement.

ARTICLE 11.  CONSEQUENCES OF TERMINATION

11.1 Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by the mutual agreement of the Parties.

11.2 Termination of this Agreement shall be accompanied by a notice of intent to terminate this Agreement, in writing with stated reasons, provided to the other Party hereto.

11.3    If this Agreement is terminated for any of the reasons set forth in
        Article 10, the Party providing notice of termination (the "Terminating Party") shall, at its option, have the following rights, in addition to any other rights to which it is entitled:

        11.3.1 If an Investor is the Terminating Party, to require the Company to purchase, pro rata in accordance with its ratio of shareholdings in the Company, all of Investor's Company Shares at fair market value;

        11.3.2 If the Company is the Terminating Party, to require the breaching Investor to sell all of the breaching Investor's Company shares at fair market price to the Company or a person to be designated by the Company

        11.3.3 The Investor may cause the Company to remove investor's name or names and/or its trademarks or other distinctive designations from the name of and from use by the Company. If a Party opts to request removal pursuant to this Section 11.3.3, the other Parties shall take all steps necessary to remove the name, trademark or trade name of or any reference to the party so opting, including the Korean language or Korea equivalent of such, as appropriate.

11.4 Upon termination of this Agreement for any reason, any and all information (whether confidential or not), data or documentation in any form whatsoever provided to the Company by the Investor regarding any of Investor's technical know-how, patents or other intellectual property rights, and any and all reproductions or copies thereof, shall be immediately returned to the Investor.

11.5 Upon termination of this Agreement for any reason, any and all information (whether confidential or not), data or documentation in any form whatsoever provided to the Investor by Company regarding any of Company's technical know-how, patents or other intellectual property rights, and any and all reproductions or copies thereof, shall be immediately returned to the Company.

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11.6    In the event the Parties are unable to agree within a period of thirty
        (30) Business Days upon the fair market value of any Company Shares to be transferred, the fair market value shall be determined by an independent public accountant to be chosen mutually by the Parties. The determination by such accountant shall be final, conclusive, and binding on both Parties.

11.7 Upon termination of this Agreement for any reason other than those set forth in Article 10 above, the Parties shall have an immediate amicable discussion with regard to the disposition of Company Shares owned by the Investor and/or the disposition of the assets and liabilities (including any severance obligations) of the Company. If the Parties fail to reach an agreement regarding disposition, the dispute shall be settled in accordance with Article 16 below.

11.8 In the event of termination by any Party in accordance with any provision of this Agreement, no Party shall be liable to the other, because of such termination, for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, or commitments in connection with the business or goodwill of the Parties. Termination shall not, however, relieve either Party of obligations incurred prior to the termination or obligations under subcontracts, invoices, supply agreements, original equipment manufacturing agreements or other similar arrangements entered into separately by and between the Company and the Investor (including such agreements entered into pursuant to Section 4.7 of the Joint Venture Agreement.

ARTICLE 12.  INDEMNIFICATION

Each Party agrees to indemnify, defend and hold the other Parties harmless against any and all liabilities, losses, costs, damages, and/or expenses, which either of them may sustain arising out of or related to a breach by such Party of any provision of this Agreement. The Party wishing to assert its rights (the "Indemnitee Party") set forth in this Article 12 shall notify the other Party or Parties, as the case may be (the "Indemnitor Party") of any legal claim or legal proceeding with respect to which such Party is asserting such right. Upon the written request of the Indemnitee Party, the Indemnitor Party will assume the defense of any claim, demand or action against such Indemnitee Party, and upon request by the Indemnitee Party, will allow the Indemnitee Party to participate in and control fully the defense thereof. Such participation will be at the expense of the Indemnitee Party. Settlement by the Indemnitee Party, without the Indemnitor Party's prior written consent shall release the Indemnitor Party from the indemnity as to the claim, demand or action so settled.

ARTICLE 13.  NON WAIVER, OTHER REMEDIES

13.1 Failure of a Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

13.2 Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of termination.

ARTICLE 14.  FORCE MAJEURE

14.1 The failure or delay of a Party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith.

14.2 Except where the nature of the event shall prevent it from doing so, the Party suffering such force majeure shall notify the other Party in writing within five (5) Business Days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.

ARTICLE 15.  DISCLAIMER OF AGENCY

15.1 Nothing in this Agreement shall constitute or be deemed to constitute the relationship of principal, representative or agent as between the Parties.

15.2 Nothing in this Agreement or in any document referred to in it shall constitute a partnership between the Parties, nor shall the execution, completion and implementation of this Agreement confer on any Party (i) the power to bind or impose any obligations on the other Party in regards to any third Persons, or (ii) the power, ability, or right to pledge the credit of the other Party.

ARTICLE 16.  DISPUTE RESOLUTION

16.1 All dispute, controversies, or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, or for the breach hereof, shall be finally settled by arbitration before three (3) arbitrators under the Rules of Arbitration of the International Chamber of Commerce in Korea. Each Party shall be entitled to nominate one arbitrator. If dispute, controversies, or differences arise between two of the Parties hereto, each Party shall be entitled to nominate one arbitrator and the arbitrators so selected by the Parties shall mutually agree upon the selection of the third arbitrator. The arbitration proceeding shall be conducted in English. The results of such arbitration shall be conclusive and binding upon the parties, and shall be enforceable in any court having jurisdiction over the party against whom the award was rendered.

16.2 Each Party hereto agrees to pay and discharge all reasonable costs, attorney fees and expenses that are incurred by another Party in enforcing the terms of this Agreement, provided that such other Party shall prevail in such proceedings.

16.3 The validity, performance, construction, and effect of this Agreement shall be interpreted in accordance with and governed by the substantive Laws of the Republic of Korea, without regard to conflicts of laws provisions.

ARTICLE 17.  MISCELLANEOUS

17.1 Assignability. This Agreement and each and every covenant, term and condition hereof shall be binding upon and effective to the benefit of the Parties hereto and their respective successors and assignees, but neither this Agreement nor any rights or obligations hereunder shall be assignable directly or indirectly by any Party hereto without the prior written consent of the other Party; provided, however, that the Investor may transfer its Company Shares without such consent of the Company in accordance with Section 5.3 above. Any Person who becomes a holder of Second Round Investor Shares pursuant to this Agreement shall, as a condition precedent to receiving such shares and exercising rights as a shareholder of the Company, execute and become a Party to this Agreement and shall be bound by all of its terms and conditions.

17.2 Expenses. Each Party shall bear its own attorney fees and other expenses incurred in the preparation and execution of this Agreement, and any other related agreement provided hereunder, and the performance of the Parties' respective obligations hereunder, and the Parties shall hold each other harmless for any such charges.

17.3 Modification. No amendment, change, addition or modification of the terms set forth in this Agreement shall be effective or binding upon either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of each Party.

17.4 Severability. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and this Agreement shall be interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained in this Agreement.

17.5   Notice.

        17.5.1 Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service, registered airmail, or by facsimile if confirmed on the same day in writing by registered airmail, with postage fully prepaid to the following addresses:

               If to The Investor:
                                    3236 Scott Blvd.,
                                    Santa Clara, California
                                    United States of America

               If to the Company:
                                    NewGen Telecom Corporation
                                    2nd Floor, Duk Myung Bldg A-Dong,
                                    113-3, Banpo-Dong, Seocho-Ku,
                                    Seoul, Korea

        17.5.2 Except as otherwise specified herein, all notices, demands, and other communications shall be deemed to have been duly given on the date of receipt if delivered personally or by facsimile or fifteen (15) Business Days after the date of mailing if sent by registered airmail.

        17.5.3 All notices, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in the English language or accompanied by a certified translation thereof into the English language.

17.6 Counterparts. This Agreement is written in the English language and may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one document.

17.7 Language. The English language text of this Agreement shall prevail over any translation thereof for purposes of interpretation and resolving ambiguities.

17.8    Applicability of the Joint Venture Agreement. Notwithstanding Section
        17.8 and any other provisions in this Agreement, nothing herein shall be deemed to limit the validity or applicability of the Joint Venture Agreement, and every provision thereof shall be applicable to the parties to this Agreement, unless expressly provided otherwise in this Agreement, and to the extent that there arises no conflict between this Agreement and the Joint Venture Agreement. In case of conflict, this Agreement shall prevail over the Joint Venture Agreement and be taken as correct.

17.9 Headings. The headings contained in this Agreement are for the convenience of the reader only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have caused this Agreement to be executed as of the date first above written.

Celeritek, Inc.



By      /s/ KWON HOE KIM
   -------------------------------

Name:   Kwon Hoe Kim

Title:  Legal Representative


NewGen Telecom Co.



By      /s/ JONGWEON HONG
   ------------------------------

Name:    Jongweon Hong

Title:  Chief Executive Officer